Space Segment Assignment and Assumption Agreement
Loral Space to Telesat IOM
March 1, 2011

SPACE SEGMENT ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS SPACE SEGMENT ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is dated as of the 1st day of March 2011 and effective on the Effective Date (as defined below) by and between TELESAT IOM LIMITED, a corporation organized and existing under the laws of the Isle of Man (“Telesat IOM”) and LORAL SPACE & COMMUNICATIONS INC., a corporation organized and existing under the laws of the State of Delaware (“Loral Space”). The parties hereto may be referred to individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, ViaSat, Inc., a corporation organized and existing under the laws of the State of Delaware (“ViaSat”), and Space Systems/Loral, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Loral Space (“SS/L”), entered into a contract, dated as of January 7, 2008, for the construction, testing and purchase of the ViaSat-1 satellite (the “Satellite”); and

WHEREAS, Loral Space and ViaSat have entered into a Beam Sharing Agreement, dated as of January 11, 2008 (the “Beam Sharing Agreement”), contemplating a beam sharing arrangement between ViaSat and Loral Space for the Satellite; and

WHEREAS, Loral Space and SS/L have entered into a Loral Payload Contract, dated as of January 11, 2008 (as amended by Amendment No. 1 thereto dated July 30, 2008, the “Loral Payload Contract”), with respect to the Loral Payload (as defined in the Beam Sharing Agreement) on the Satellite; and

WHEREAS, Loral Space, Telesat Canada and ViaSat entered into a Cooperation Agreement, dated as of January 11, 2008 (the “Cooperation Agreement”), with respect to, inter alia, the operation of the Satellite at the 115 degrees W.L. orbital location; and

WHEREAS, Loral Space and Telesat IOM are entering into the Barrett Assignment Agreement contemporaneously with this Agreement (the “Barrett Assignment Agreement”), pursuant to which Loral Space will assign to Telesat IOM a contract with Barrett Xplore Inc. (“Barrett”) to provide certain space segment and gateway services to Barrett; and

WHEREAS, Loral Space, Loral Canadian Gateway Corporation, a Canadian corporation (“LCGC”) and Telesat Canada, a Canadian corporation (“Telesat Canada”) are entering into a Gateway Assignment and Assumption Agreement contemporaneously with this Agreement (the “Gateway Assignment Agreement”) pursuant to which LCGC will assign contracts associated with the gateway facilities for the operation of the Satellite to Telesat Canada; and

WHEREAS, Loral Space desires to assign to Telesat IOM, and Telesat IOM desires to assume from Loral Space, Loral Space’s rights and obligations under the agreements set forth in Schedule 1 (collectively, the “Loral Agreements”), according to the terms and conditions set forth below;

Space Segment Assignment and Assumption Agreement
Loral Space to Telesat IOM
March 1, 2011

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual representations, warranties, covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.0          Assignment by Loral Space to Telesat IOM and Assumption by Telesat IOM from Loral Space of the Loral Agreements

1.1           For and in consideration of (x) payment by Telesat IOM to Loral Space of the Loral Payment (as defined below) and (y) and assumption by Telesat IOM from Loral Space of the Assumed Liabilities (as defined below), Loral Space hereby absolutely and irrevocably transfers, assigns, sets over and conveys unto Telesat IOM any and all of its rights, title and interest in, to and under the Loral Agreements and any and all of Loral Space’s burdens, duties, obligations and liabilities under the Loral Agreements from and after the Effective Date.  Telesat IOM hereby accepts such assignment and, without limiting, and in furtherance of, the foregoing, hereby expressly assumes such burdens, including the Assumed Payments (as defined below), and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Loral Space to be observed, performed, paid or discharged from and after the Effective Date under the Loral Agreements (the “Assumed Liabilities”), in each case with the same force and effect as though Telesat IOM were a party to each such Loral Agreement.  “Assumed Payments” means all amounts to be assumed and paid by Telesat IOM pursuant to the Loral Agreements following the Effective Date, which amounts are estimated in the attached Schedule 2: “Disclosure Schedule”.  The Assumed Liabilities shall include, without limitation, Loral Space’s obligations under Section 2.10 of the Cooperation Agreement.  It is understood and agreed that, except as set forth below in Section 1.3, from and after the Effective Date Loral Space shall be released from any and all further liabilities and obligations under the Loral Agreements, and Telesat IOM shall cooperate with Loral Space and use commercially reasonable efforts to assist Loral Space in obtaining from the parties to the Loral Agreements a full release of its obligations under the Loral Agreements.

1.2           On the Effective Date, Telesat IOM shall pay to Loral Space all amounts paid by Loral Space pursuant to the Loral Agreements (whether paid to ViaSat, SS/L, the launch services provider or insurance broker) on or prior to the Effective Date  identified in the attached Schedule 2: “Disclosure Schedule” (the “Loral Payment”).  The Loral Payment shall be made without reduction for any tax imposed by Canada or the Isle of Man with respect to the transactions contemplated by this Agreement. In the event that Loral Space receives a refund or any reimbursement for any amount included in the Loral Payment, Loral Space shall refund the amount of any refund or reimbursement received by Loral Space to Telesat IOM within ten (10) days of receipt of such refund or reimbursement.

1.3           Notwithstanding anything in this Agreement to the contrary, Loral Space shall indemnify, hold harmless, and defend (at Telesat IOM’s request), Telesat IOM and its Affiliates from and against any and all liabilities, losses, costs, claims, damages, penalties and expenses, including reasonable out-of-pocket attorneys’ fees and disbursements, whether direct or indirect (collectively, “Losses”), suffered or incurred by Telesat IOM or its Affiliates relating to the Loral Agreements assigned hereunder as a result of or arising directly or indirectly out of or in connection with any act or omission of Loral Space or any other breach of any covenant or agreement set forth under the Loral Agreements, where such act or omission or breach occurred prior to the Effective Date, unless such Losses arise directly or indirectly as a result of or in connection with Telesat IOM’s default, gross negligence or willful misconduct.

Space Segment Assignment and Assumption Agreement
Loral Space to Telesat IOM
March 1, 2011

1.4           Telesat IOM shall indemnify, hold harmless, and defend (at Loral Space’s request), Loral Space and its Affiliates from and against any and all Losses suffered or incurred by Loral Space or its Affiliates relating to the Loral Agreements assigned hereunder arising on or after the Effective Date, unless such Losses arise directly or indirectly as a result of or in connection with Loral Space’s default, gross negligence or willful misconduct.

1.5           For purposes of this Agreement, an “Affiliate” of Telesat IOM or Loral Space, as applicable, shall be defined as any individual, partnership, limited liability company, corporation, joint stock company, trust, unincorporated association, joint venture or other entity (i) directly or indirectly controlling (including all directors, officers, members and partners of such person or entity), controlled by, or under direct or indirect common control with, Telesat IOM or Loral Space, as applicable, or (ii) that directly or indirectly owns more than fifty percent (50%) of any class of voting or equity securities of Telesat IOM or Loral Space, as applicable.  “Control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of another entity whether through the ownership of voting securities or voting interests, by contract or otherwise.  In addition, for purposes of this Agreement, SS/L and its subsidiaries are deemed to not be Affiliates of Loral Space or included within such term.

1.6           The indemnifying party shall have the right, upon written notice to the indemnified party, to investigate, contest, defend or settle any asserted liability that may result in a Loss with respect to which the indemnified party is entitled to indemnification pursuant to this Agreement, as the case may be, subject to a reservation of rights; provided that the indemnified party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such asserted liability through representatives and counsel of its own choosing; and, provided further, that the indemnifying party shall not settle any asserted liability unless (i) such settlement is on exclusively monetary terms or (ii) the indemnified party shall have consented to the terms of such settlement, which consent shall not unreasonably be withheld.  If requested by the indemnifying party, the indemnified party will, at the sole cost and expense of the indemnifying party, cooperate with the indemnifying party and its counsel in contesting any asserted liability or, if appropriate and related to the asserted liability in question, in making any counterclaim against the third party claimant, or any cross-complaint against any person (other than the indemnified party or its Affiliates).  Unless and until the indemnifying party elects to defend the asserted liability, the indemnified party shall have the right, at its option and at the indemnifying party’s expense, to do so in such manner as it deems appropriate; provided, however, that the indemnified party shall not settle, compromise or pay any asserted liability for which it seeks indemnification hereunder without the prior written consent of the indemnifying party (which shall not be unreasonably withheld).

1.7           All transfer, documentary, sales, use, stamp, registration, goods and services, provincial sales, harmonized sales and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Telesat IOM when due, and Telesat IOM will, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes, fees and charges, and, if required by applicable law, Loral Space will, and will cause its Affiliates to, join in the execution of any such tax return and other documentation.

Space Segment Assignment and Assumption Agreement
Loral Space to Telesat IOM
March 1, 2011

2.0          Representations and Warranties

2.1           Except as disclosed in Schedule 2 hereto (the “Disclosure Schedule”) delivered by Loral Space to Telesat IOM in connection with this Agreement, Loral Space represents and warrants to Telesat IOM as of the Effective Date as follows:

2.1.1           No Other Commitments.  Loral Space has not made any promises or commitments or incurred any liabilities or obligations with respect to the Loral Agreements being assigned to Telesat IOM hereunder other than as set forth in the terms and conditions of the Loral Agreements, nor has Loral Space waived or modified or agreed to waive or modify any terms of the Loral Agreements. Loral Space represents that no other commitments or promises have been made by Loral Space or its Affiliates with respect to the procurement, operation or sale of capacity on the ViaSat-1 satellite other than as set forth in the Loral Agreements, the Gateway Assignment Agreement and the Barrett Assignment Agreement.

2.1.2           Authority.  Loral Space has the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform all of its obligations hereunder, and to consummate the transactions contemplated by this Agreement, including, but not limited to, obtaining any requisite consents to the assignment of the Loral Agreements to Telesat IOM from the counterparties to the Loral Agreements; in particular, Loral Space represents and warrants that, prior to the Effective Date, unless waived by Telesat IOM it will have obtained the consent of ViaSat to the assignment to Telesat IOM of Loral Space’s rights and obligations under the Beam Sharing Agreement, including without limitation Loral Space’s rights and benefits set forth in Sections 4.4 and 7 of the Beam Sharing Agreement, with such consent to conform to the form of consent attached hereto as Schedule 3.  The execution and delivery by Loral Space of this Agreement and the performance by Loral Space of its obligations hereunder have been duly authorized by all necessary and proper corporate action.  This Agreement has been, and each other document to be delivered by Loral Space pursuant to this Agreement will be, duly executed and delivered by Loral Space and, assuming the due authorization, execution and delivery hereof by Telesat IOM, this Agreement and each such other document shall constitute a legal, valid and binding obligation of Loral Space, enforceable against Loral Space in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and the availability of equitable remedies.

2.1.3           Loral Agreements.  So far as Loral Space is aware, the Loral Agreements are legal, valid and binding, and in full force and effect, in accordance with their respective terms and none of the counterparties thereto has cancelled or given written notice that it intends to cancel.  Loral Space has performed, and as far as Loral Space is aware, each counterparty to the Loral Agreements has performed, in all material respects, its respective obligations under the Loral Agreements.  No material default exists (or, but for the passage of time or the giving of notice, would exist) under the Loral Agreements on the part of Loral Space or, so far as Loral Space is aware, on the part of any counterparty to said Loral Agreements.

Space Segment Assignment and Assumption Agreement
Loral Space to Telesat IOM
March 1, 2011

2.1.4           No Conflicts; No Default.  The execution and delivery of this Agreement by Loral Space does not, and the performance by Loral Space of the obligations to be performed by it hereunder and the consummation by Loral Space of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the articles, by-laws or the comparable governing instruments of Loral Space; (ii) a material breach or violation of, a default under, the triggering of any payment or other material obligation pursuant to, the acceleration of (with or without the giving of notice or the lapse of time) any provision of the Loral Agreements, or create in any party the right to accelerate, terminate, modify or cancel, require any notice or give rise to a loss of any benefit under the Loral Agreements; (iii) a material breach or violation of any law or regulation to which Loral Space is subject; (iv) any material and adverse change in the rights or obligations of Loral Space under any of the Loral Agreements, or under any permit or license; or (v) the creation of any lien or encumbrance on, or the forfeiture of any of the Loral Agreements.

2.1.5           Accuracy of Information.  Loral Space represents that the information, including without limitation the financial and other information relating to the Loral Agreements, contained in the Disclosure Schedule is accurate and complete.  So far as Loral Space is aware, after due inquiry, no representation, warranty or statement made by them in this Agreement, or in any Schedule, statement or certificate furnished to Telesat IOM pursuant to this Agreement (including the Disclosure Schedule) contains any untrue statement of material fact, or omits as of the Effective Date to state a material fact necessary to make the representations, warranties or statements contained herein or therein, not misleading.

2.1.6           Governmental Proceedings, Litigation, Laws and Licenses.  So far as Loral Space is aware, there is not in effect any judgment, ruling, order, writ, decree, stipulation or injunction by or with any governmental entity or agency to which Loral Space or any of its Affiliates is party or by which Loral Space or any of its Affiliates or any properties or assets of any of the foregoing is bound and which relates to or affects any of the Loral Agreements or this Agreement or the transactions contemplated hereby.  Neither Loral Space nor any of its Affiliates is party to, engaged in or, to the knowledge of any of them, threatened with any legal action or proceeding, claim or complaint which relates to or affects any of the Loral Agreements, this Agreement or the transactions contemplated hereby, and neither Loral Space nor any of its Affiliates has any knowledge of any event or condition which would reasonably be expected to result in any such legal action or proceeding or that would reasonably be expected to prevent, or to materially hinder, modify or delay, the transactions contemplated by this Agreement.  So far as Loral Space is aware neither Loral Space nor any of its Affiliates is in default under or with respect to any judgment, ruling, order, writ, decree, stipulation or injunction of the type described in this Section 2.1.6 relating to this Agreement or the Loral Agreements.

2.2           Notwithstanding anything in this Agreement to the contrary, Loral Space shall indemnify, hold harmless, and defend (at Telesat IOM’s request), Telesat IOM and its Affiliates from and against any and all Losses suffered or incurred by Telesat IOM or its Affiliates as a result of or arising directly or indirectly out of or in connection with any breach of the foregoing representations or warranties.  In no event shall Loral Space’s liability for all Losses under this Agreement exceed the amount of SIXTY-ONE MILLION, TWO HUNDRED THOUSAND DOLLARS US ($61,200,000 USD) less any amounts paid to Telesat IOM or Telesat Canada pursuant to (i) this Agreement, (ii) the Barrett Assignment Agreement or (iii) the Gateway Assignment Agreement whether paid with respect to an indemnification obligation, direct damages or otherwise.

Space Segment Assignment and Assumption Agreement
Loral Space to Telesat IOM
March 1, 2011

2.3         Telesat IOM represents and warrants to Loral Space, as of the Effective Date, as follows:

2.3.1           Authority.  Telesat IOM has the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform all of its obligations hereunder, and to consummate the transactions contemplated by this Agreement.  The execution and delivery by Telesat IOM of this Agreement has been duly authorized by all necessary and proper corporate action.  This Agreement has been, and each other document to be delivered by Telesat IOM pursuant to this Agreement will be, duly executed and delivered by Telesat IOM and, assuming the due authorization, execution and delivery hereof by Loral Space, this Agreement shall constitute a legal, valid and binding obligation of Telesat IOM, enforceable against Telesat IOM in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and the availability of equitable remedies.

2.3.2           No Conflicts; No Default.  The execution and delivery of this Agreement by Telesat IOM does not, and the performance by Telesat IOM of the obligations to be performed by it hereunder and the consummation by Telesat IOM of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the articles, by-laws or the comparable governing instruments of Telesat IOM; (ii) a material breach or violation of, a default under, the triggering of any payment or other material obligation pursuant to, the acceleration of (with or without the giving of notice or the lapse of time) any provision of any agreement to which Telesat IOM is party or may be bound, or create in any party the right to accelerate, terminate, modify or cancel, require any notice or give rise to a loss of any benefit under any such agreement; or (iii) a material breach or violation of any law or regulation to which Telesat IOM is subject.

2.3.3           Governmental Proceedings, Litigation, Laws and Licenses.  So far as Telesat IOM is aware, there is not in effect any judgment, ruling, order, writ, decree, stipulation or injunction by or with any governmental entity or agency to which Telesat IOM or any of its Affiliates is party to or by which Telesat IOM or any of its Affiliates or any properties or assets of any of the foregoing is bound and which relates to or affects the Loral Agreements, or this Agreement or the transactions contemplated hereby.  Neither Telesat IOM nor any of its Affiliates is party to, engaged in or, to the knowledge of any of them, threatened with any legal action or proceeding, claim or complaint which relates to or affects the Loral Agreements, this Agreement or the transactions contemplated hereby, and Telesat IOM has no knowledge of any event or condition which would reasonably be expected to result in any such legal action or proceeding or that would reasonably be expected to prevent, or to materially hinder, modify or delay, the transactions contemplated by this Agreement.  So far as Telesat IOM is aware, neither Telesat IOM nor any of its Affiliates is in default under or with respect to any judgment, ruling, order, writ, decree, stipulation or injunction of the type described in this Section 2.3.3 relating to this Agreement.

2.4           Notwithstanding anything in this Agreement to the contrary, Telesat IOM shall indemnify, hold harmless, and defend (at Loral Space’s request), Loral Space and its Affiliates from and against any and all Losses suffered or incurred by Loral Space or its Affiliates as a result of or arising directly or indirectly out of or in connection with any breach of the foregoing representations or warranties.

Space Segment Assignment and Assumption Agreement
Loral Space to Telesat IOM
March 1, 2011

3.0          Miscellaneous

3.1           Governing Law.  This Agreement shall be governed by and construed under the laws of the province of Ontario, Canada, without giving effect to its conflict of law principles, and the laws of Canada applicable therein.

3.2           Further Assurances. Each Party to this Agreement covenants and agrees that, from time to time after the date hereof, it will execute and deliver all such documents, including all such additional conveyances, transfers, consents and other assurances, and do all such other acts and things as the other Party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or any of the respective obligations intended to be created hereby or thereby.  Loral Space hereby constitutes and appoints, effective as of the Effective Date, Telesat IOM and its successors and assigns as the true and lawful attorney of Loral Space with full power of substitution in the name of Telesat IOM or in the name of Loral Space but for the benefit of Telesat IOM (a) to collect for the account of Telesat IOM all amounts due or accounts receivable under the Loral Agreements and (b) to institute and prosecute all proceedings which Telesat IOM may in its discretion deem proper in order to collect such amounts or accounts receivable or to assert or enforce any right, title or interest in, to or under the Loral Agreements and to defend or compromise any and all actions, suits or proceedings in respect of the Loral Agreements.  Telesat IOM shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

3.3           Notices.  All notices hereunder shall be made by written notification, by hand, mail, recognized courier service, or electronic mail transmission, and to the address(es) set forth below and shall be deemed to be received upon actual delivery by a recognized courier service or personal delivery or upon confirmation of a facsimile or electronic mail transmission:

If to Loral, to:

Loral Space & Communications Inc.
600 Third Avenue
New York, New York 10016
Phone:  212-697-1105
Facsimile: 212-338-5320
Attention: Senior Vice President, General Counsel and Secretary

If to Telesat IOM, to:

1601 Telesat Court
Ottawa, Ontario K1B 5P4
Phone:  613-748-8797
Facsimile:  613-748-8712
Attention:  Vice President, Law

Space Segment Assignment and Assumption Agreement
Loral Space to Telesat IOM
March 1, 2011

Either Party may by notice in accordance with this Section change the person or address to which such notices, requests or other communications are to be given.

3.4            Non-Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of either Party, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.  The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

3.5           Succession.  This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties hereto.

3.6           Headings.  The headings used throughout this Agreement are for convenience only, are not a part of this Agreement, and shall have no effect upon the construction and/or interpretation of this Agreement.

3.7           Counterparts.  This Agreement may be executed in two or more identical counterparts, each of which shall constitute an original, binding version of this Agreement, and all such counterparts shall constitute but one and the same agreement.  The signature of each Party shall appear on each counterpart.  Facsimile signatures shall be considered valid.

3.8           Severability.  Any provision of this Agreement found to be unenforceable or invalid by a court of competent jurisdiction shall in no way affect the validity or enforceability of any other provision except that if such invalid or unenforceable provision provided a material benefit to a Party hereto, such Party shall have the right to terminate the Agreement without liability to the other.

3.9           Third Party Beneficiary/Independent Contractor.  Nothing in this Agreement shall be deemed or construed by either Party, or by any third party, to create any rights, obligations, or interests in any third party, or to create any association, partnership, joint venture, principal/agent relationship, employer/employee relationship, or any fiduciary relationship of any kind among the Parties.

3.10         Amendment.  This Agreement may not be amended or terminated, and no provision hereof may be waived, except by a writing signed by each of the Parties hereto.

3.11         Effective Date. The Effective Date shall be the later of (a) the date of execution of this Agreement, (b) the date that the Barrett Assignment Agreement becomes effective and (c) the date that Loral obtains the consent of ViaSat in accordance with article 2.12 and Schedule 3 of this Agreement,  provided that Telesat IOM may waive the requirement for ViaSat consent.

Space Segment Assignment and Assumption Agreement
Loral Space to Telesat IOM
March 1, 2011

3.12         Entire Agreement.  This Agreement, along with the Schedules hereto, constitutes the entire agreement between Loral Space and Telesat IOM relative to the subject matter of this Agreement, and this Agreement may be altered, amended, or revoked only by an instrument in writing signed by Loral Space and Telesat IOM.  Loral Space and  Telesat IOM agree that any prior or contemporaneous oral and written agreements between them and their agents and representatives relative to the subject of this Agreement are superseded and replaced by this Agreement.

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Space Segment Assignment and Assumption Agreement
Loral Space to Telesat IOM
March 1, 2011

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Avi Katz
Name: Avi Katz
Title: Senior Vice President, General Counsel and Secretary

TELESAT IOM LIMITED

By:	/s/ Christopher DiFrancesco
Name: Christopher DiFrancesco
Title: Director